CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 231 to the Registration Statement of The Advisors’ Inner Circle Fund III (Form N-1A: File No. 333-192858) of our report dated December 30, 2019, on the financial statements and financial highlights of PineBridge Dynamic Asset Allocation Fund, Investec Emerging Markets Equity Fund and Investec Global Franchise Fund (three of the series constituting The Advisors’ Inner Circle Fund III (the “Funds”)) included in each Fund’s Annual Report to shareholders for the year ended October 31, 2019.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 28, 2020